EXHIBIT 99

                                  Press Release

                      [Redwood Financial, Inc. Letterhead]



FOR IMMEDIATE RELEASE
Date:             August 7, 1998
Contact:          Paul W. Pryor
                  (507) 637-8730
                  Fax:  (507) 637-5825



                 Redwood Financial, Inc. Fourth Quarter Earnings
                  and Authorization of Stock Repurchase Program

         Redwood Falls, Minnesota--Redwood Financial, Inc. (the "Company"), the parent holding company of HomeTown Bank (previously known as Redwood Falls Federal Savings and Loan Association) has announced net earnings for the fourth fiscal quarter ended June 30, 1998. For the three months ended June 30, 1998, the Company recorded net earnings of $108,415. Basic and diluted earnings per share were $0.13 per share, and $0.13 per share, respectively. For the fiscal year ended June 30, 1998, the Company recorded net earnings of $425,335. Basic and diluted earnings per share were $0.52 per share, and $0.49 per share, respectively.

         Comparatively, for the three months ended June 30, 1997, the Company recorded net earnings of $126,487. Basic and diluted earnings per share were $0.13 per share, and $0.13 per share, respectively. For the fiscal year ended June 30, 1997, the Company recorded net earnings of $251,500. Basic and diluted earnings per share were $0.27 per share, and $0.26 per share, respectively.

         The Company further announced its intention to repurchase shares of the Company's common stock. Mr. Paul W. Pryor, President, said the Company has been authorized by the Board of directors to repurchase up to 86,800 shares (approximately 10% of its currently outstanding shares) of common stock.

         The repurchases are expected to be made in open-market transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Repurchased shares will be retired, thereby available in the future for general corporate and other purposes, including the issuance of shares in connection with the exercise of stock options. The Company may terminate this program at any time.

         At June 30, 1998, the Company reported total consolidated assets and consolidated stockholders' equity of $77,287,000 and $11,938,000 respectively. HomeTown Bank is headquartered in Redwood Falls, Minnesota and operates through its main office in Redwood Falls and its branch office located in Olivia, Minnesota. The Bank's deposits are insured up to maximum legal limits by the Federal Deposit Insurance Corporation (FDIC). The common stock of Redwood Financial, Inc. (trading symbol "REDW") is listed on the OTC Bulletin Board.